Exhibit 99.2

Affiliated Managers Group, Inc.
Investor Relations:	Alexandra Lynn
(617) 747-3300 ir@amg.com

Media Relations:	Laura O’Brien
(617) 747-3300
pr@amg.com

AMG Announces Executive Appointments

BOSTON,  February 1, 2011 – Affiliated Managers Group, Inc. (NYSE: AMG) today announced the appointment of three senior executives to the following expanded roles:

•                  Nathaniel Dalton has been named President, in addition to continuing to serve as Chief Operating Officer

•                  Jay Horgen has been named Chief Financial Officer, in addition to continuing to oversee New Investments

•                  John Kingston has been named Vice Chairman, in addition to continuing to serve as General Counsel

These appointments are effective as of the Company’s Annual Meeting on May 24, 2011.  All three executives will continue to report to Sean M. Healey, AMG’s Chairman and Chief Executive Officer.  In addition, the Company announced that Darrell W. Crate will retire as Executive Vice President and Chief Financial Officer, also as of the Company’s Annual Meeting, but will remain with AMG in a senior advisory role.

“AMG has an established reputation for delivering outstanding growth and creating value for our shareholders. With our momentum as strong as it has ever been,we are pleased to recognize the evolving roles of these key members of the team as we position the Company for its next phase of growth and the expansion of our global operations,” said Mr. Healey. “We have built a deep bench of talent across key functions of our Company, and each of these executives has been closely involved with AMG since our earliest days. I am very pleased to recognize their contributions and to leverage their expertise in these expanded roles as we continue to execute on our strategic vision.”

As President and COO, Mr. Dalton will continue to be responsible for oversight of key operating areas, including AMG’s relationships with its Affiliates and the growth of its distribution and operations platforms worldwide.

Mr. Healey said, “Nate has played a key leadership role at AMG since its founding and has been a vitally important partner in building the Company into a leading global asset management

(more)

company.  I will look to Nate’s leadership and broad experience as we continue to expand our business globally.”

Mr. Horgen will be responsible for oversight of AMG’s finance functions as well as continuing to oversee the Company’s New Investments activities.

“I have known Jay for 18 years and believe he is uniquely positioned to take on the CFO role at AMG,” Mr. Healey continued. “His detailed knowledge of our business and industry, and strong combination of financial expertise, capital markets experience, and strategic perspective will be invaluable to our Company as we execute our growth strategy, and create additional value for shareholders.”

As Vice Chairman and General Counsel, Mr. Kingston will continue to be responsible for the Company’s legal, regulatory, compliance and corporate governance functions, and will assume additional responsibility for oversight of risk management and controls, maintaining the Company’s high standards in the conduct of its operations around the world.

“This promotion recognizes the integral role that John has played in AMG’s growth over his 12-year tenure, providing valued leadership for AMG as well as for our Affiliates, while also acting as a senior advisor on strategic matters,” said Mr. Healey.

Upon his retirement from the Company, Mr. Crate will become President of Easterly Capital,  a private equity firm that invests in innovative early-stage business concepts, enabling him to pursue professional interests outside of the investment management industry.

“We deeply appreciate Darrell’s tremendous efforts and contributions during his 13 years with AMG,” Mr. Healey concluded. “We are pleased that he will remain with the Company in an ongoing advisory relationship and as a significant shareholder over the long term.  Darrell has played an important role in building AMG since its earliest days as a public company, and we wish him the best in his new endeavors.”

About Affiliated Managers Group

AMG is a global asset management company with equity investments in leading boutique investment management firms. AMG’s innovative partnership approach allows each Affiliate’s management team to own significant equity in their firm while maintaining operational autonomy. AMG’s strategy is to generate growth through the internal growth of existing Affiliates, as well as through investments in new Affiliates. In addition, AMG provides centralized assistance to its Affiliates in strategic matters, marketing, distribution, product development and operations. As of December 31, 2010, the aggregate assets under management of AMG’s Affiliates were approximately $320 billion in more than 350 investment products across a broad range of investment styles, asset classes and distribution channels. For more information, please visit the Company’s website at www.amg.com.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws.  Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including changes in the securities or financial markets or in general economic conditions, the availability of equity and debt financing, competition for acquisitions of interests in investment management firms, the ability to close pending investments, the investment performance of our Affiliates and their ability to effectively market their investment strategies, and other risks detailed from time to time in AMG’s filings with the SEC.  Reference is hereby made to the “Cautionary Statements” set forth in the Company’s Form 10-K for the year ended December 31, 2009.

AMG routinely posts information that may be significant for investors in the Investor Information section of its website, and encourages investors to consult that section regularly.  For additional information, please visit www.amg.com.

###